Exhibit 10.1

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is made on February 25, 2026 in Suzhou, Jiangsu Province, the People’s Republic of China, by and among the following parties:

Purchaser (Party A): Jiangsu Li Bang Intelligent Technology Co., Ltd.

Unified Social Credit Code: [***]

Address: No. 190, Xizhang Road, Gushan Town, Jiangyin City

Legal Representative: Huang Feng

Sellers (Party B):

Party B-1: Zhang Jiali, PRC ID No. [***], holding 50% equity interest in the Target Company

Party B-2: Zhang Jianhua, PRC ID No. [***], holding 45% equity interest in the Target Company

Party B-3: Zhang Liping, PRC ID No. [***], holding 5% equity interest in the Target Company

Party B-1, Party B-2 and Party B-3 are hereinafter collectively referred to as “Party B” or the “Sellers” (each, a “Seller”).

Target Company:

Suzhou Yufengyuan Food Distribution Co., Ltd. (hereinafter referred to as the “Target Company” or the “Company”)

Unified Social Credit Code: [***]

Address: Southwest side of the third floor of AC Building, No. 269 Dongjin Road, Hedong Industrial Park, Wuzhong Economic Development Zone, Suzhou City

Legal Representative: Zhang Jiali

Registered Capital: RMB 8,000,000

RECITALS:

1. The Target Company is a lawfully established and validly existing limited liability company, and its current equity structure is as follows: Zhang Jiali holds 50%, Zhang Jianhua holds 45%, and Zhang Liping holds 5%.

2. Each of the Party B members is a lawful shareholder of the Target Company and enjoys complete and undisputed ownership of, and disposal rights over, the equity interest held by such Party B member in the Target Company.

3. Party A intends to acquire an aggregate 51% equity interest in the Target Company held by Party B, and Party B agrees to transfer the corresponding equity interests to Party A in proportion to their existing shareholding ratios (i.e., a pro rata sale).

4. After completion of this equity transfer, the legal representative of the Target Company shall remain unchanged and shall continue to be Zhang Jiali.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1 Equity Transfer

1.1 Subject Matter and Proportion of Transfer: Party B agrees to transfer to Party A a 51% equity interest in the Target Company held by Party B. The Parties confirm that this transfer shall be made on a pro rata basis, as detailed below: Zhang Jiali shall transfer 25.5% equity interest in the Target Company to Party A; Zhang Jianhua shall transfer 22.95% equity interest in the Target Company to Party A; and Zhang Liping shall transfer 2.55% equity interest in the Target Company to Party A.

1.2 Post-transfer Equity Structure: Party A (Acquirer) shall hold 51% equity interest in the Target Company; Party B (Transferors): Zhang Jiali shall hold 24.5% equity interest in the Target Company; Zhang Jianhua shall hold 22.05% equity interest in the Target Company; and Zhang Liping shall hold 2.45% equity interest in the Target Company.

Article 2 Transfer Price and Payment Method

2.1 Valuation Basis: The Parties agree that the total shareholders’ equity value of the Target Company as of November 17, 2025 (hereinafter referred to as the “Base Valuation”), as confirmed in the Audit Report and/or Asset Valuation Report issued by an audit/valuation institution accepted by Party A, shall serve as the pricing basis for this equity transfer.

2.2 Total Transfer Consideration: The total consideration for the equity transfer shall be RMB 6,500,000 (Six Million Five Hundred Thousand Renminbi), i.e., Base Valuation × 51%.

2.3 Payment Method and Timing: Party A shall first pay Party B 50% of the total transfer consideration, and Party B shall cooperate with Party A in handling the registration procedures for the change with the competent market regulation authority. After completion of such change registration procedures, Party A shall pay Party B the remaining 50% of the total transfer consideration on or before May 30, 2026. The specific payment method and timing may be determined by the Parties through consultation according to the progress of the equity transfer.

Article 3 Special Provisions

3.1 Allocation of Premium in Purchase Price

The transfer consideration set forth in Article 2 is the total consideration calculated based on the Base Valuation. The Parties acknowledge and agree that the portion of such consideration exceeding the amount corresponding to 51% of the registered capital of the Company (the “Premium”) represents consideration paid by Party A for the Company’s future earnings potential and business prospects.

All taxes, duties and governmental charges arising from or in connection with the equity transfer contemplated hereby (including, without limitation, individual income tax and stamp duty) shall be borne by the respective Parties in accordance with applicable law. Any taxable income attributable to the Premium received by any Seller shall be declared and paid by such Seller. If Party A is required by applicable law to withhold or remit any taxes on behalf of any Seller, Party A may withhold the relevant amount from the transfer consideration payable to such Seller and remit the same to the competent tax authority.

3.2 Paid-in Registered Capital

Party B hereby jointly and severally represents and warrants to Party A that, as of the Effective Date, the registered capital of the Company has not been fully paid in, and the capital contributions already made do not involve any false capital contribution or capital withdrawal. Party B shall provide Party A with reasonable supporting documentation (including, without limitation, capital verification reports and bank payment vouchers) upon request.

If, due to any breach of the foregoing representation and warranty by Party B, the Company is subject to any deficiency in paid-in registered capital, any capital withdrawal, or any related liabilities existing prior to the completion of the equity transfer (including, without limitation, liabilities for making up unpaid capital contributions, compensation liabilities to creditors, and administrative penalties), Party B shall be jointly and severally liable for all such liabilities. Party B shall indemnify and hold harmless Party A and/or the Company from and against any and all losses, damages, costs and expenses arising therefrom.

3.3 Arrangement Regarding Outstanding Registered Capital Contributions Reserved (to be agreed by the Parties in a separate written agreement, if applicable).

3.4 Voting Rights on Major Project Investments and Material Matters

For purposes of this Agreement, “Material Matters” include, without limitation, the following matters:

(a) amendment of the articles of association of the company;

(b) increase or reduction of registered capital;

(c) merger, division, dissolution, liquidation of the company, or change of the corporate form;

(d) any major asset purchase, disposal, external investment, mortgage or guarantee with a single amount or an aggregate amount within the same fiscal year exceeding RMB 500,000;

(e) approval of the annual financial budget and final accounts plan;

(f) profit distribution plan and plan for making up losses;

(g) appointment or removal of senior management such as the general manager and the person in charge of finance;

(h) any other matters that may have a material impact on the operation of the company.

After completion of the equity transfer, the Company shall convene a shareholders’ meeting and amend its articles of association to provide that any resolution in respect of any Material Matter must be approved by shareholders representing not less than two-thirds (or such higher proportion as may be agreed) of the voting rights.

3.5 Dividend Distribution

Dividend Policy: For each fiscal year of the Target Company, after offsetting losses in accordance with law and making appropriations to reserves (statutory reserve and discretionary reserve) out of the after-tax profits, if distributable profits remain, whether dividends shall be distributed, and the amount and timing of such distribution, shall be deliberated and determined by the shareholders’ meeting in light of the operational and development needs of the company.

3.6 Voting Rights Arrangement

The Parties agree that, from the date on which the change registration for the equity transfer contemplated hereby is completed (the “Closing Date”) until the second anniversary of the Closing Date (the “Special Exercise Period”), notwithstanding that Party A holds 51% of the equity interests in the Company, the voting rights between Party A and Party B (with the Sellers acting as one party and collectively exercising the voting rights attached to the remaining 49% equity interests) shall be adjusted such that each side holds 50% of the voting rights. Upon expiry of the Special Exercise Period, the voting rights of the Parties at the shareholders’ meeting shall be exercised in accordance with their respective equity interests (Party A: 51%; Party B in the aggregate: 49%). To the extent that the articles of association do not reflect this arrangement due to registration requirements, or conflict with this Agreement, this Agreement shall prevail with respect to the voting rights arrangement between the Parties.

Article 4 Corporate Governance and Legal Representative

4.1 After completion of this transfer, the composition of the board of directors, supervisors and senior management of the Target Company shall be determined separately by the shareholders’ meeting. Party A shall have the right to appoint directors and finance personnel.

4.2 The Parties agree that after completion of this equity transfer, Mr. Zhang Jiali shall continue to serve as the legal representative of the Target Company. However, the exercise of his authority as legal representative shall not violate the decision-making procedures for Material Matters set forth in Section 3.4 of Article 3 of this Agreement.

Article 5 Transitional Period Arrangements

5.1 Definition of Transitional Period: The “Transitional Period” under this Agreement means the period from the date of signing of this Agreement to the date of completion of the registration for change of this equity transfer with the competent market regulation authority.

5.2 Covenants of the Sellers and the Company During the Transitional Period: During the Transitional Period, Party B and the Company hereby covenant and warrant that:

(a) Ordinary Course; Good Faith Operation. The Company shall be operated in good faith and in the ordinary course of business, the integrity and normal operation of all assets and businesses shall be maintained, and no action shall be taken that would materially impair the value of the Company.

(b) Restricted Actions. Without Party A’s prior written consent, the Company shall not:

(i) incur any new material indebtedness, provide external guarantees, or waive any material claims;

(ii) amend the articles of association or change accounting policies.

(c) Notice of Material Events. Party B and the Company shall promptly notify Party A in writing of any material change in the Company’s operations, and any material litigation, arbitration, governmental investigation, or administrative penalty.

(d) Preservation of Assets. Party B and the Company shall ensure that the Company’s assets, business qualifications, and intellectual property remain intact and that no material adverse change occurs.

5.3 Supervision Right of Party A: During the Transitional Period, Party A shall have the right to designate personnel to understand the operating and financial conditions of the Target Company, and Party B and the Target Company shall fully cooperate.

Article 6 Covenants, Representations and Warranties

6.1 Representations and Warranties of Party B: Party B hereby jointly and severally makes the following irrevocable representations and warranties to Party A, which shall be true, accurate and complete on both the date of signing of this Agreement and the date on which the change registration is completed:

(a) Capacity and Authorization: Party B has all rights and authorizations necessary to execute and perform this Agreement.

(b) Legality of Equity Interest: Party B has lawful and complete ownership of the equity interests to be transferred by it. Such equity interests are free from any pledge, freeze, seizure, nominee holding arrangement, or any other third-party rights restriction, and there is no dispute or potential dispute in respect thereof.

(c) Status of the Company: The Target Company is a lawfully established and validly existing legal entity and has obtained all necessary business qualifications and permits.

(d) Financial Information: Party B has exercised reasonable prudence in providing all financial statements and information, and such information, when provided by Party B, truly, accurately and completely reflected the financial condition of the Target Company based on the information available at that time.

(e) Material Matters: Party B has fully disclosed to Party A all matters that may have a material adverse effect on the value of the Target Company, including but not limited to material debts, litigation, arbitration, administrative penalties and contingent liabilities.

(f) Integrity of Assets: The Target Company has lawful and complete ownership or use rights over its assets, and such assets are free from any encumbrance.

(g) Labor Compliance: The Target Company has entered into employment contracts with all employees, has paid social insurance contributions, and has no material labor disputes.

6.2 Survival. The representations and warranties under this Article 6 shall remain in full force and effect through the completion of the change registration for the equity transfer (unless otherwise expressly provided herein).

Article 7 Liability for Breach

7.1 Events of Breach: A breach by any Party of any representation, warranty, undertaking or obligation under this Agreement shall constitute a breach of contract.

7.2 Remedies. The non-breaching Party shall be entitled to require the breaching Party to cure such breach (where cure is possible) and to compensate the non-breaching Party for any and all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and investigation expenses) incurred as a result of such breach.

7.3 Liability for Late Payment: If Party A fails to pay the equity transfer price as agreed, for each day of delay, Party A shall pay Party B liquidated damages at the rate of 1 per mille of the overdue amount.

7.4 Liability for Delay in Closing: If, due to reasons attributable to Party B, the change registration procedures cannot be completed on time, then for each day of delay, Party B shall pay Party A liquidated damages at the rate of 5 per mille of the total transfer consideration. If the delay exceeds 10 days, Party A shall have the right to unilaterally terminate this Agreement and require Party B to refund the amounts already paid and pay liquidated damages equal to 5% of the total transfer consideration.

7.5 Liability for False Warranties: If any representation or warranty of Party B is proven to be untrue, inaccurate or misleading, the same shall constitute a fundamental breach. Party A shall have the right to terminate the contract and require Party B to refund the investment amount.

Article 8 Confidentiality

8.1 Confidentiality Obligation: Unless prior written consent has been obtained from the other party or disclosure is required by laws, regulations or regulatory authorities, each party shall keep confidential all non-public information learned as a result of this transaction concerning the other party and the Target Company, including trade secrets, technical information, financial data and customer lists.

8.2 Bound Persons: The confidentiality obligations shall extend to the directors, employees, agents, advisers and engaged intermediaries of each party, and each party shall ensure that such relevant persons likewise comply with the confidentiality obligations.

8.3 Confidentiality Period: The term of this confidentiality obligation shall be five years from the date of signing of this Agreement, and shall not be affected by the termination, rescission or invalidity of this Agreement.

Article 9 Dispute Resolution

9.1 Friendly Consultation: Any dispute arising from or in connection with this Agreement shall first be resolved through friendly consultation between the Parties.

9.2 Litigation. If the Parties fail to resolve any dispute through consultation, either Party may submit such dispute to the People’s Court having jurisdiction over the place where this Agreement is executed (or the place where the Company is domiciled), unless the Parties agree otherwise in writing.

Article 10 Effectiveness of the Agreement

This Agreement reflects the Parties’ framework understanding regarding the equity acquisition contemplated hereby. The definitive terms and conditions of the equity transfer shall be set forth in the final Equity Transfer Agreement to be executed by Party A and Party B. Unless otherwise expressly agreed in writing, the provisions of this Agreement that by their nature should survive or remain binding (including, without limitation, confidentiality, dispute resolution and liability for breach) shall remain effective.

Party A (seal): Jiangsu Li Bang Intelligent Technology Co., Ltd.

Legal Representative or Authorized Representative (signature): /s/ Feng Huang

Date:

Party B-1 (signature): /s/ Zhang Jiali

Date:

Party B-2 (signature): /s/ Zhang Jianhua

Date:

Party B-3 (signature): /s/ Zhang Liping

Date: